Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 1st day of April, 2004, by and between DORAL FINANCIAL CORPORATION, a Puerto Rico corporation (which, together with any successor thereto, is hereinafter referred to as the “Company”) and FREDERICK C. TEED (the “Employee”).

WHEREAS, the Board of Directors of the Company believes that it is in the best interests of such entity to enter into this Agreement with the Employee in order to assure the services of an executive with the experience and abilities of the Employee, and

WHEREAS, the Board of Directors of the Company has authorized the execution of this Agreement with the Employee;

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.	Employment.

(a)      The Employee is hereby employed as an Executive Vice President of the Company with primary responsibility for risk management activities, relations with holding company and banking regulators, monitoring banking operations and corporate governance matters. The Employee shall also assist the Company as directed by the Chief Executive Officer of the Company, with capital raising initiatives, maintaining relationships with shareholders, lenders, investors and government sponsored mortgage agencies as well as strategic expansion of the Company’s operations within and outside Puerto Rico. The Employee shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company. In the performance of such duties the Employee shall report to the Chairman of the Board and Chief Executive Officer of the Company.

(b)      To the extent requested to do so by the Board of Directors of the Company’s banking subsidiaries, the Employee also agrees to serve as an officer and/or director of the banking subsidiaries and to serve on the Asset and Liability, Management, Compliance, Credit, Electronic Data Processing and CRA Committees of the banking subsidiaries and to otherwise, provide assistance on regulatory matters and strategic planning.

(c)      The Employee shall devote his best efforts and substantially all business time and attention to the business and affairs of the Company and its subsidiaries and affiliated companies.

2.	Competitive Activities.

(a)      The Employee agrees that during the term of his employment hereunder, except with the express consent of the Board of Directors of the Company, he will not, directly or indirectly, engage or participate in, become a director of, accept employment from, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with any business of the Company or any subsidiary or affiliate thereof; provided, however, that the Employee shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions, so long as such ownership does not require the Employee to devote substantial time to the management or control of the business or activities in which the Employee has invested.

(b)      The Employee agrees and acknowledges that, by virtue of the Employee’s employment hereunder, the Employee will maintain an intimate knowledge of the activities and affairs of the Company and its subsidiaries, including trade secrets and other confidential matters. As a result, and also because of the special, unique and extraordinary services that the Employee is capable of performing for the Company or its competitors, the Employee recognizes that the services to be rendered by the Employee hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages. The Employee therefore agrees that if he fails to render to the Company any of the services required hereunder, the Company shall be entitled to immediate injunctive or other equitable relief to restrain the Employee from failing to render his services hereunder, in addition to any other remedies to which the Company may be entitled under law; provided, however, that the right to such injunctive or other equitable relief shall not survive the termination by the Company of the Employee’s employment.

3.	Compensation.

(a)      Salary. During the term of this Agreement, the Employee shall be entitled to an annual salary established by the Board of Directors. The annual salary hereunder as of the Commencement Date (as defined in Section 5 hereof) shall be equal to $165,000 per year. The Employee’s salary shall be payable not less frequently than bi weekly. Any adjustments in salary or other compensation shall in no way limit or reduce any other obligation of the Company hereunder. The Employee’s salary in effect hereunder from time to time shall not thereafter be reduced.

(b)      Discretionary Year end Bonus. The Employee shall also be eligible to receive an annual year end bonus, the amount of which is to be fixed, at the discretion of the Board of Directors of the Company, based on the goals assigned to the Employee by the Board of Directors of the Company. The bonus, if any, will be payable within 30 days of the filing by Doral Financial of its Annual Report on Form 10 K with the Securities and Exchange Commission.

(c)      Automobile. The Company will provide the Employee with a monthly car allowance under the Company’s policy as an Executive Vice President to be used to lease or purchase an automobile for use in the affairs and business of the Company and to cover related gasoline and insurance expenses related to the use of such automobile.

(d)      Expenses. During the term of the Employee’s employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that the Employee properly accounts therefor in accordance with the then existing policy of the Company. Nothing contained herein shall authorize the Employee to make any political contributions, including but not limited to payments for dinners and advertising in any political party program or any other payment to any person, which might be deemed a bribe, kick back or otherwise an improper payment or contribution under existing law or under the Company’s policy or practice and no portion of the compensation payable hereunder is for such purpose.

(e)      Withholding. Payments of any compensation under this Agreement shall be subject to reduction by the amount of any applicable federal, Commonwealth of Puerto Rico, state or municipal income withholding, social security, state disability insurance or similar or other taxes or other items which may be required or authorized to be deducted by law or custom.

(f)       No Additional Compensation. No additional compensation shall be due to Employee for services performed of offices held in any other subsidiary, division, affiliate, or venture of the Company, including, but not limited to, the banking subsidiaries.

4.	Benefits.

(a)      Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled while employed hereunder to participate in, and receive benefits under, all plans relating to pension, thrift, profit sharing, group life insurance, education, cash or stock bonuses, and other retirement or employee benefits or combinations thereof, that are maintained for the benefit of the Company’s executive employees or for its employees generally and that are made available to employees located in the continental United States.

(b)      Fringe Benefits. The Employee shall be eligible while employed hereunder to participate in, and receive benefits under, any other fringe benefits programs which are or may become applicable to the Company’s executive employees or to its employees generally and that are made available to employees located in the continental United States.

(c)      Medical Coverage. During the term of this Agreement, the Company shall provide coverage to the Employee under its medical insurance plan for employees located in the continental United States.

5.	Term.

The term of employment under this Agreement shall be a period of thirty-six months commencing on April 1, 2004 (the “Commencement Date”) and ending on April 1, 2007, subject to earlier termination as provided herein.

6.	Vacations.

The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

(a)      During the term of employment under this Agreement, the Employee shall be entitled to paid vacation at least equivalent to 20 working days per year to be taken in accordance with the plans, policies, programs or practices of the Company as in effect from time to time; and,

(b)      The timing of vacations shall be scheduled in a reasonable manner by the Employee subject to approval by the Chief Executive Officer of the Company.

7.	Termination of Employment; Death.

(a)      The Company may terminate the Employee’s employment at any time, but any termination by the Company other than termination for cause, shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. If the employment of the Employee is involuntarily terminated, other than for “cause” as provided in this Section 7(a) or by reason of death or disability as provided in Sections 7(c) or 8, the Company shall pay the Employee salary (but shall not be obligated to pay any bonus) and provide to the Employee the same insurance benefits as the Employee was receiving before the date of termination through the remaining term of this Agreement.

The terms “termination” or “involuntarily terminated” in this Agreement shall refer to the termination of the employment of Employee without the Employee’s express written consent.

In case of termination of the Employee’s employment for “cause,” the Company shall pay the Employee his salary through the date of termination, and the Company shall have no further obligation to the Employee under this Agreement. For purposes of this Agreement, termination for “cause” shall include termination for personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty, insubordination, failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar minor offenses) or final cease and desist order, or material breach of any provision of this Agreement.

(b)       (i)      The Employee’s employment may be terminated by the Employee upon a failure of the Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after a notice pursuant to Section 10 of such non compliance has been given by the Employee to the Company.

(ii)      The Employee may terminate his employment hereunder if a “change in control” occurs with respect to the Company.

For purposes of this Agreement, a “change in control of the Company” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or successor provisions to such sections in the event such sections have been superseded), becomes the “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of such securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the person who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor of the Company.

If the Employee shall terminate his employment pursuant to this subsection 7(b)(ii) following a change of control of the Company, the Company shall pay as severance to Employee an amount equal to the amount of annual salary provided in Section 3 (a) hereof for the remaining term of the Agreement; such payment to be made in a lump sum on or before the 15th day following the date of termination.

(c)      In the event of the death of the Employee during the term of employment under this Agreement and prior to any termination hereunder, the Employee’s estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Company the salary of the Employee through the last day of the calendar month in which his death shall have occurred, and the term o employment under this Agreement shall end on such last day of the month.

(d)      If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s or the Bank s affairs by a notice served under Section 8(e)(3) or (g)(l) of the Federal Deposit Insurance Act (“FDIA”), (12 U.S.C. ‘1818(e)(3); (g)(1)), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(e)      If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the Company’s or its banking subsidiaries affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. ‘181 8(e)(4) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties hereto shall not be affected.

8.	Disability.

If the Employee shall become disabled as defined in the Company’s then current disability plan or if the Employee shall be otherwise physically unable to serve, the Employee shall be entitled to receive group and other disability income benefits of the type then provided by the Company for other executive employees of the Company. However, the Company shall be obligated to pay the Employee’s compensation pursuant to Section 3(a) and (b) hereof only to the extent the Employee’s salary would exceed the disability income benefits received pursuant to this Section. In addition, the Company shall have the right, upon resolution of its Board of Directors, to discontinue paying cash compensation pursuant to Section 3(a) and (b) beginning six months following a determination that the Employee qualifies for the foregoing disability income benefits.

9.	No Assignments.

(a)      This Agreement is personal to each of the parties hereof, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that if the Company merges or consolidates into another entity controlled by it or any affiliate of any of the Company, or enters into a reorganization transaction in which the shareholders of the Company immediately prior to any such transaction become the shareholders of the resulting entity, then this Agreement may be transferred to such resulting entity.

(b)      This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or if there is no such designee, to the Employee’s estate.

10.	Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the last known respective address of the party hereto (provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of such entity), or to such other address as either party may have furnished to the other in writing in accordance herewith.

11.	Amendments.

No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

12.	Paragraph Headings.

The paragraph headings used in this Agreement are included solely for convenience of reference and shall not affect, or be used in connection with, the interpretation of this Agreement.

13.	Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or unenforceability of the other provisions hereof.

14.	Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Puerto Rico.

15.	Other Matters.

(a)      Except as provided in Section 9(b), any amounts payable hereunder are personal to the Employee and are not transferable or assignable either by the Employee’s act or by operation of law, and no assignee, trustee in bankruptcy, receiver or other party whomsoever shall have any right to demand any such amounts or any other right with respect thereto.

(b)      If and when questions arise from time to time as to the intent, meaning or application of any one or more of the provisions hereof, such questions will be decided by the Board of Directors of the Company or any committee appointed to consider such matters, or, in the event the Company is merged into or consolidated with any other corporation, by the Board of Directors (or a committee appointed by it) of the surviving or resulting corporation, and the decision of such Board of Directors or committee, as the case may be, as to what is a fair and equitable settlement of each such question or as to what is a fair and proper interpretation of any provision hereof or thereof shall be conclusive and binding. The Employee understands that payment of any amounts hereunder, including any bonus, is not held or set aside in trust and that (1) the Company may seek to retain, offset, attach or similarly place a lien on such funds in circumstances where the Employee has been discharged for cause and, in addition, shall be entitled to do so for (x) malfeasance damaging to the Company, (y) conversion by the Employee of an opportunity of the Company, or (z) a violation of the Company’s conflict of interest policy, in each case as determined in the sole discretion of the Company’s Board of Directors and (2) in the event the Company is unable to make any payment under this Agreement because of receivership, insolvency, bankruptcy or similar status or proceedings, the Employee will be treated as a general unsecured creditor of the Company and may be entitled to no priority under applicable law with respect to such payments.

16.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Juan, Puerto Rico, in accordance with the rules of the American Arbitration Association then in effect. Judgment maybe entered on the arbitrator’s award in any court having jurisdiction.

17.	Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SECTION 16 OF THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

DORAL FINANCIAL CORPORATION

By:	/s/ Salomón Levis
Salomón Levis
Chairman of the Board and
Chief Executive Officer

By:	/s/ Frederick C. Teed
Frederick C. Teed